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                                                                EXHIBIT 99(d)(5)



                AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

     This Amended and Restated Change of Control Agreement ("Agreement") is dated September 26, 2000 among Stephen Cohen, an individual resident of the State of Minnesota ("Employee"), Rainforest Cafe, Inc., a Minnesota corporation ("Rainforest"), and Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's").

                                    RECITALS


     A. The Employee is currently employed by Rainforest and is a party to that certain Change of Control Agreement by and between Employee and Rainforest (the "Change of Control Agreement").

     B. In the event of a "Change of Control" as defined in the Change of Control Agreement, the Employee may be eligible under certain circumstances to receive certain benefits pursuant to the terms and conditions of the Change of Control Agreement.

     C. Rainforest has entered into an Agreement and Plan of Merger dated as of September 26, 2000 (the "Merger Agreement") by and among Rainforest, Landry's and LSR Acquisition Corp., pursuant to which Landry's would commence a cash tender offer for all outstanding shares of Rainforest ("Tender Offer") and, at the effective time of the merger (the "Effective Time"), Rainforest would become a wholly-owned subsidiary of Landry's (the "Merger").

     D. There will be a Change of Control if more than 50% of the outstanding shares of Rainforest common stock are acquired by Landry's pursuant to the Tender Offer.

     E. The parties hereto believe that, given the Tender Offer, it is in the best interests of such parties for the Employee to terminate and waive all rights under the Change of Control Agreement upon the acceptance for payment of shares of Rainforest common stock under the Tender Offer by Landry's which, together with shares of Rainforest common stock owned by Landry's immediately prior to the launch of the Tender Offer, constitutes at least a majority of the outstanding shares of Rainforest common stock (the "Closing").

     F. In contemplation of the Tender Offer, Landry's desires to enter into this Agreement whereby Employee will receive certain payments based on prior years of service in consideration for, among other things, Employee's terminating and waiving all rights under the Change of Control Agreement and Employee's relinquishing certain of his outstanding stock options.


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     G.   Attached hereto as Exhibit B is a statement of certain rights relating to the ERISA plan of which this Agreement constitutes a part.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee, Rainforest and Landry's, intending to be legally bound, hereby agree as follows:

     1.   Waiver of Rights, etc.
          ---------------------

          a. Effective as of and subject to the Closing, the Employee releases, waives and forever relinquishes all rights to payments, benefits, compensation or any other consideration under the Change of Control Agreement.

          b. The Employee agrees that he or she will not exercise any option to acquire Rainforest's common stock. Each vested option to acquire Rainforest's common stock held by Employee at the Effective Time which has an exercise price less than the Offer Price (as such term is defined in the Merger Agreement) shall be cancelled and terminated at the Effective Time in consideration for a payment in cash by Rainforest to Employee promptly following the Effective Time of an amount equal to the product obtained by multiplying (x) the excess (if any) of the Offer Price over the per share exercise price of such option and (y) the number of shares of Rainforest common stock covered by such option. Effective as of and subject to the Effective Time, Employee releases, waives and forever relinquishes any options to acquire Rainforest's common stock held by Employee at the Effective Time pursuant to any stock option plan or otherwise, whether or not such options are vested or unvested, in respect of which Rainforest is not obligated to make a payment to the Employee pursuant to the immediately preceding sentence.

          c. Sections 2, 3 and 4 of this Agreement shall become effective only upon the Closing. If the Closing does not occur, then this Agreement shall terminate and be of no force or effect.

     2.   Change of Control Payment.
          -------------------------

          a. In consideration for Employee's representations, warranties, covenants and agreements under this Agreement and in addition to all other compensation due and payable to Employee as of the date of his termination (which, for the avoidance of doubt, does not include any payments, benefits, compensation and other consideration payable under the Change of Control Agreement and the Change of Control Policy

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     adopted by Rainforest), Rainforest agrees to pay the Change of Control
     Payment to Employee based on Employee's prior years of service in accordance with and subject to, this Section 2. For purposes of this Agreement, the term "Change of Control Payment" shall mean an amount equal to 200% of Employee's annual base salary as of the date of this Agreement. Rainforest agrees to provide Employee with 10 days advance written notice of employment termination in the event that such termination will occur before 24 months following the Closing, unless termination is for "cause".

          b. The Change of Control Payment shall be paid by Rainforest as follows, subject to Section 2(f) below:

                    (i)  1/5 of the Change of Control Payment upon the Closing;

                    (ii 1/5 of the Change of Control Payment at the completion of 6 months of employment following the Closing; and

                    (ii 1/5 of the Change of Control Payment at the completion of 12 months of employment following the Closing.

                    (iv 1/5 of the Change of Control Payment at the completion of 18 months of employment and/or providing consulting services (if any) to the Company (provided that at least 12 months were spent as an employee); and

                    (v) 1/5 of the Change of Control Payment at the completion of 24 months of employment and/or providing consulting services (if any) to the Company (provided that at least 12 months were spent as an employee).

          c. In the case of death or disability (as defined under the Social Security Act) of Employee, any remaining unpaid portion of the Change of Control Payment shall be paid immediately to the extent not previously paid.

          d. Subject to the provisions of paragraph (e) below, if Rainforest terminates Employee other than for "cause" (as defined in Section 5) or Employee is "constructive[ly] terminat[ed]" (as defined in Section 5), in either case, prior to the completion of 12 months of employment following Closing (as specified in Section 2(b) above), then, sixteen days after execution and delivery of the Release (the "Invocation Date") and assuming that the Release has not been revoked in such intervening period, the Employee

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     shall be entitled to: (i) any remaining unpaid portion of the Change of
     Control Payment, which shall be paid on the dates provided for in Section 2(b) above; and (ii) following the Invocation Date, the Employee shall also receive in twelve equal bi-weekly installments, (x) an amount equal to the six month cost to Employee of continuing Employee's present health care coverage under Rainforest's COBRA program (grossed up to compensate Employee for the taxable nature of such payment) and (y) an amount equal to the six months cost to Rainforest of continuing to provide Employee's non-electable current life insurance and insurance coverage for accidental death and disability assuming Employee had continued as an employee of Rainforest (all as grossed-up to compensate Employee for the taxable nature of such payments). For purposes of this Agreement, the payments referred to in this paragraph (d) shall be referred to as the "Severance Payment".

          e. As a condition for receiving the Severance Payment, Employee shall execute and deliver to Rainforest a General Release and Waiver Agreement in the form attached hereto as Exhibit A (the "Release").
                                 ---------

          f. If Employee resigns from employment prior to the first anniversary of the Closing other than due to a "constructive termination" or is terminated for "cause" or if Employee fails to honor his obligations under
     Section 2(h) below, Employee shall not receive any further Change of Control Payment payments, any Severance Payment or any other payments, benefits, compensation or other consideration payable under this Agreement.

          g. Payment of the Change of Control Payment and other consideration under this Agreement shall be in lieu of any other payments owed by Landry's or its subsidiaries (including Rainforest) to Employee pursuant to any severance, vacation, personal time-off, "change of control," retention, or bonus policy (which, for the avoidance of doubt, includes any and all amounts and benefits payable under the Change of Control Agreement and Change of Control Policy adopted by Rainforest).

          h. Consulting Services.
             -------------------

                    (i) At any time following the completion of one year of employment with Rainforest following the Closing, Rainforest and Employee shall each have the right to terminate Employee's employment with Rainforest and concurrently with such termination Employee shall become a consultant to Rainforest.

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                    (ii) From time to time during the period from the date of
                         termination of Employee's employment with Rainforest through to the second anniversary of the Closing, the Employee shall perform such services relating to the business of Rainforest as the Employee and the President of Landry's (or his designee) shall mutually agree. The Employee shall in no event be required to provide more than ten hours per week of consulting services to Rainforest thereafter until the second anniversary of the Closing, except in each case as agreed to by the Employee. The scheduling of such time shall be at the Employee's sole reasonable discretion with the needs of the Company in mind. Rainforest acknowledges that the Employee is permitted to pursue other activities, whether of a personal or business nature, and, accordingly, may not always be immediately available to Rainforest.

                   (iii) The Employee shall perform his duties as a consultant at such locations as are reasonably acceptable to him; provided, however, that, as mutually agreed, the
                         --------  -------
                         Employee will be available to travel domestically to meet from time to time with representatives of Rainforest.

                   (iv) During any period when Employee shall be performing his duties as a consultant hereunder, Rainforest shall reimburse him for any reasonable expenses incurred in the course of his duties, and will pay (in addition to any payments due under this Agreement) a mutually agreed upon fee to Employee in respect of his services as a consultant (which shall not be less than $100 per hour).

          i. For so long as Employee remains an employee of Landry's or its subsidiaries (including Rainforest), Rainforest shall pay for continuing legal education (any required courses) and for any reasonable costs and expenses arising in connection with his attendance at the October 2000 conference of the International Council of Shopping Centers (ICSC). Employee shall work on matters primarily related to Rainforest and its businesses. For so long as Employee is an employee of Rainforest, Employee shall be entitled to the services of a dedicated administrative assistant. If, at any time while Employee is engaged as an employee or consultant in accordance with the terms of this Agreement Employee shall

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     be required to travel outside the United States on Rainforest business,
     Employee shall be entitled to travel in world business class.

     3.   Continued Employment.  Upon the Closing, Employee will immediately
          --------------------
become an at-will employee of Rainforest and employment with Rainforest will continue until otherwise terminated by Employee or Rainforest. Employee will be paid a base salary equal to the salary now paid by Rainforest to the Employee. In addition, Employee will be eligible to receive compensation adjustments, bonuses, stock options, and other benefits, including vacation time and health, life and disability insurance, as Rainforest provides to its other similarly situated employees. Employee's length of service period with Rainforest shall be recognized in determining the Employee's entitlement to benefits under applicable benefit programs. Notwithstanding anything to the contrary contained in this Agreement, the Employee acknowledges and agrees that Landry's and its subsidiaries (including Rainforest) shall have the right to amend from time to time or terminate any benefit program applicable to Employee (other than the payments provided for under Section 2 hereof).

     4.   Job Responsibilities. Rainforest and Employee agree that, without
          --------------------
Employee's consent, Employee will not incur a significant or material job description change, taking into consideration Rainforest's new status as a subsidiary of Landry's. Rainforest shall not impose new job responsibilities beyond Employee's capabilities or expertise. Rainforest shall not, without cause, harass, intimidate, threaten or coerce Employee to resign, or engage in any conduct designed for the purpose of terminating Employee's employment to deprive Employee from receiving any Change of Control Payment otherwise due Employee.

Nothing contained herein shall prohibit Rainforest from (i) requesting Employee to travel to conduct business for Landry's or Rainforest in furtherance of normal and routine business practices, or (ii) relocating Rainforest's headquarters in Minnesota to any other location within fifty (50) miles of Rainforest's existing headquarters.

     5.   Definitions.
          -----------

          a. For Cause Termination.  For the purposes of this Agreement, "cause"
             ---------------------
     shall mean: (i) dishonesty which is not the result of an inadvertent or innocent mistake of Employee with respect to Landry's or any of its subsidiaries (including Rainforest); (ii) a willful or intentional disregard of the lawful and reasonable instructions of Rainforest, Landry's or their supervisors; (iii) willful misfeasance of duty by Employee intended to injure or having the effect of injuring the reputation, goodwill, business, or business relationships of Landry's or any of its subsidiaries (including Rainforest) or any of their respective officers, directors, or employees; (iv) material violation by Employee of any term of employment; (v) conviction of Employee of (or a plea of nolo contendere by Employee to) any felony or

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     misdemeanor or any other crime (including any crime involving moral turpitude), other than a misdemeanor vehicular offense; or (vi) failure of Employee to perform normal and routine duties of employment or to adhere to policies of employment after having received at least two (2) written notices of non-compliance ("write-ups") from Landry's or any of its subsidiaries (including Rainforest).

          b. Constructive Termination.  For purposes of this Agreement,
             ------------------------
     "constructive termination" shall mean: (i) a material adverse change of Employee's responsibilities with respect to Rainforest, provided that any changes in responsibilities resulting from Rainforest's new status as a subsidiary of Landry's shall not be deemed grounds for a "constructive termination"; (ii) a material adverse change of Employee's compensation or benefits, provided that the provision of benefits to Employee which are generally available to similarly situated Landry's employees shall not be deemed to be a material adverse change of Employee's benefits; (iii) a requirement to relocate in excess of fifty (50) miles from Employee's then current place of employment without Employee's consent; or (iv) the breach by Landry's of any material provision of this Agreement.

     6.   Confidentiality.
          ---------------

          a. Except to the extent required by law, Employee shall keep confidential and shall not, without Landry's prior, express written consent, disclose to any third party, other than as reasonably necessary or appropriate in connection with Employee's performance of his duties under this Agreement or any employment agreement, any information regarding Landry's or Rainforest's business, methods of operation, employees, projects, plans and prospects, which information has not been released to the public by Landry's or any of its subsidiaries (including Rainforest). The provisions of this Section 6 shall remain in effect indefinitely after the expiration or termination of this Agreement.

          b. Employee agrees that the restrictions on disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of Landry's and Rainforest. Employee further agrees that a breach of any of the covenants set forth in this Section 6 or Section 12 of this Agreement will result in irreparable injury and damage to Landry's and Rainforest for which Landry's and Rainforest would have no adequate remedy at law, and Employee further agrees that in the event of a breach, Landry's will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in

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     addition to any other remedies to which Landry's or Rainforest may be entitled to at law or in equity.

     7.   Payments.  All payments made to Employee pursuant to this Agreement
          --------
shall be subject to withholding as required by applicable law, and such withholding shall, to the extent permitted by applicable law, be calculated in the same manner as regular wages.

     8.   Governing Law.  This Agreement shall be governed by and construed an
          -------------
enforced in accordance with the laws of the State of Minnesota.

     9.   Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts and via fax, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     10.  Binding Agreement; Assignment.  This Agreement shall be binding upon,
          -----------------------------
and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, Employee may not assign any of Employee's rights or obligations under this Agreement.

     11.  Complete Agreement.  This Agreement and the recitals set forth above
          ------------------
contain the full and complete understanding between the parties pertaining to the subject matter hereof and cannot be modified except by a written instrument signed by the parties.

     12.  Non-Solicitation.  Commencing as of the date hereof and continuing for
          ----------------
a period of two (2) years following Employee's termination of employment with Landry's and its subsidiaries (including Rainforest), Employee will not, either directly or indirectly, on Employee's behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by Landry's or any of its subsidiaries (including Rainforest), whether such person is a full-time or temporary employee engaged by Landry's or any of its subsidiaries (including Rainforest), and will not make known to any person or entity the names and addresses of any of the employees of Landry's and its subsidiaries (including Rainforest) or any information pertaining to the employees of Landry's and its subsidiaries (including Rainforest).

     13.  Amendment, Modification and Waiver.  This Agreement may not be
          ----------------------------------
amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

     14.  Interpretation.  The parties have participated jointly in the
          --------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or

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burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     15.  Jurisdiction.  Each of the parties hereto irrevocably and
          ------------
unconditionally submits to the exclusive jurisdiction of any federal court located in the State of Minnesota or, if such court will not accept jurisdiction, any state court of competent civil jurisdiction sitting in Hennepin County, Minnesota. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

     16.  Guarantee.  Landry's guarantees the performance of all obligations of
          ---------
Landry's subsidiaries (including Rainforest) under this Agreement (including, without limitation, the payments payable by Rainforest under this Agreement).

     17.  Attorney Fees.  Should either party bring an action in connection with
          -------------
a breach of, or failure to perform, any of the terms of this Agreement, then the prevailing party shall be entitled to recovery of its attorney's fees and expenses from the non-prevailing party.

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     THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT has been executed by and among the parties as of the date indicated above.

                              Employee

                              /s/ Stephen Cohen
                              _____________________________
                              Name:  Stephen Cohen

                              LANDRY'S SEAFOOD
                                 RESTAURANTS, INC.

                                 /s/ Steven Scheintha;
                              By__________________________

                                     Vice President
                              Title ________________________


                              RAINFOREST CAFE, INC.

                                  /s/ Lyle Berman
                              By__________________________

                                     President
                              Title ________________________

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